EX 10.7




                         COMMISSION AGREEMENT


      THIS AGREEMENT is made as of June 8, 1997 between Lotus Pacific, Inc., hereinafter referred to as "Lotus" and Clarinet Overseas Ltd., hereinafter referred to as "Clarinet".

                             WITNESS THAT

       IN CONSIDERATION OF the promises and mutual covenants and agreements herein contained, the parties agree as follows:

       1. Clarinet shall introduce accredited investors to Lotus' private placements of its common stock shares.

       2. Lotus agrees to pay Clarinet 6% of the total amount of funds from the investors that Clarinet introduced plus one (1) share of common stock of Lotus for each US $16.00 that Lotus raised from those investors.

       3. All said shares of Lotus' common stock are restricted securities as defined in Rule 144 of Securities Act of 1933, as amended. Clarinet shall comply with all regulations of the Securities and Exchange Commission of the United States in its presentation, and shall not make any improper statements of Lotus to prospective investors.

       4. This agreement shall become effective on June 8, 1997 and terminate on March 31, 1998.

       5. The payment of said commission shall be paid by April 10, 1998, and there is no guarantee of any minimum amount to be paid under this Agreement.

       6. The term "Clarinet" as used herein shall be deemed to include the employees and officers of Clarinet Overseas Ltd. in the performance of this Agreement. The obligations, warranties, and representations of Clarinet Overseas Ltd. hereunder are also imposed on the employees and officers of Clarinet.

       IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the day and year first above written.




     Lotus Pacvific, Inc.                   Clarinet Overseas Ltd.


     By:  /S/                               By:  /S/
      James Yao, President                   Crystal Chu, President